EXHIBIT 99-23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated March 2, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Wilshire Variable Insurance Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

Philadelphia, Pennsylvania
April 30, 2009